UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
Reverse Stock Split

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment No. __ )

Check the appropriate box:

☐ Preliminary Information Statement
☐ Confidential for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒ Definitive Information Statement

INTEGRATIVE HEALTH TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

1.	Title of each class of securities to which transaction applies: Common Stock, $.001 par value

2.	Aggregate number of securities to which transaction applies: 200,000,000 shares of Common Stock, 20,000,000 shares of Preferred Stock

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

4.	Proposed maximum aggregate value of transaction: N/A

5.	Total fee paid: N/A

☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party: Integrative Health Technologies, Inc.

4.	Date Filed: February 21, 2007

February 16, 2007

To:  Stockholders of Integrated Health Technologies, Inc.

Integrative Health Technologies, Inc., a Delaware corporation (the “Company”) has obtained the written consent of the stockholders holding a majority of the common shares and the convertible preferred shares (the “Consent”). The Consent authorizes the amendment of our certificate of incorporation to effect a 200:1 reverse stock split (the “Reverse Split”) that was approved by the Board of Directors on October 10, 2006 and filed as a Pre-14C on November 24, 2006.

The accompanying Information Statement is a copy of the Definitive Form 14C which is not materially different from the Pre-14-C filed previously. It is being provided to you for your information to comply with requirements of the Securities and Exchange Act of 1934. The Information Statement also constitutes notice of corporate action without a meeting by less than unanimous consent of the Company’s stockholders pursuant to Section 228(e) of the Delaware General Corporation Law. You are urged to read the Information Statement carefully in its entirety. However, no action is required on your part in connection the Amendment and the Reverse Split. No meeting of the Company’s stockholders will be held or proxies requested for these matters since they have already been approved by the requisite written consent of the holders of a majority of the common shares and the convertible preferred shares voting on an “as converted” basis.

Under the rules of the Securities and Exchange Commission, the Amendment and the Reverse Split cannot become effective until at least 20 days after the accompanying Information Statement has been distributed to the stockholders of the Company.

By order of the Board of Directors,

/s/ Gilbert R. Kaats, Ph.D.
Gilbert R. Kaats, Ph.D.
Chairman and CEO
February 16, 2007

INTEGRATIVE HEALTH TECHNOLOGIES, INC.
4940 Broadway, Suite 201
San Antonio, TX 78209

INFORMATION STATEMENT PURSUANT TO SECTION 14C OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

This information statement is being mailed on or about February 21, 2007, to the holders of record at the close of business on January 20, 2007 of shares of common stock, $.001 par value (the “Shares”) of Integrative Health Technologies, Inc., a Delaware corporation (the “Company”). You are receiving this information statement in connection with certain actions described below that were approved by the Board of Directors on October 10, 2006 and subsequently authorized by a written consent approved by shareholders owning the majority of the Company’s convertible preferred and common shares. The consent provides that the Company shall have the authority to amend its certificate of incorporation to effect a 200:1 reverse stock split of its common stock (the “Reverse Split”) and change the conversion ratio for its preferred shares from 1:400 to 1:2.

INFORMATION STATEMENT

GENERAL

The Company’s current Certificate of Incorporation provides for an authorized capitalization consisting of 200,000,000 shares of common stock, $.001 par value (the “Common Stock”), and 20,000,000 shares of convertible preferred stock, $.001 par value (the “Convertible Preferred Stock”). As of February 20, 2007 there were 200,000,000 validly issued and outstanding shares of Common Stock and 19,825,000 validly issued shares of Convertible Preferred Stock.

REVERSE SPLIT AND REDUCTION IN CONVERSION RATIO

At the effective time of the Reverse Split, all of the outstanding shares of Common Stock will be automatically converted into a smaller number of shares, at the reverse split ratio of 200:1. To equalize the impact of the reverse split, the Board of Directors has also authorized a reduction in the conversion ratio of the Convertible Preferred Stock set forth in Article 3(a) of the Certificate of Designation of the Rights and Preferences from 1:400 shares of fully paid and non-assessable shares of Common Stock to 1:2 shares of fully paid and non-assessable shares of Common Stock.

PURPOSE OF THE REVERSE SPLIT

The purpose of the Reverse Split is to reduce the number of outstanding shares in an effort to increase the market value of the remaining outstanding shares. Prior to the reverse split, the approximately 20,000,000 preferred shares will convert to approximately 8,000,000,000 issued and outstanding common shares. Based on our research, we could only find three companies out of the approximately 3,200 OTC.BB companies that had 8 billion or more outstanding shares and the average price for these shares was approximately $0.005. Even if the Company’s 8 billion shares were “dribbled” into the market, it would result in 6,400,000 shares added to the issued shares every day for the next five years. It is our view that not only would this depress the value of the Company’s shares, but would continue to depress the Company’s stock value for a prolonged period.

In approving the Reverse Split, the board of directors also considered that the Company's Common Stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. The Board of Directors also believes that most investment funds are reluctant to invest in lower priced stocks.

The Board of Directors proposed the Reverse Split as one method to attract investors and locate business opportunities in the Company. The Company believes that the Reverse Split may improve the price level of the Company's Common Stock and that this higher share price could help generate additional interest in the Company and aid in the Company goal of listing on the American or NASDAQ exchange.

However, the effect of the Reverse Split upon the market price for the Company's Common Stock cannot be predicted, and the history of similar stock split combinations for companies in like circumstances is varied. There can be no assurance that the market price per share of the Company's Common Stock after the Reverse Split will rise in proportion to the reduction in the number of shares of Common Stock outstanding resulting from the Reverse Split. The market price of the Company's Common Stock may also be based on its performance and other factors, some of which may be unrelated to the number of shares outstanding.

POTENTIAL RISKS OF THE REVERSE SPLIT

There can be no assurance that the bid price of the Company's Common Stock will continue at a level in proportion to the reduction in the number of outstanding shares resulting from the Reverse Split, that the Reverse Split will result in a per share price that will increase its ability to attract employees and other service providers or that the market price of the post-split Common Stock can be maintained. The market price of the Company's Common Stock will also be based on its financial performance, market condition, the market perception of its future prospects and the Company's industry as a whole, as well as other factors, many of which are unrelated to the number of shares outstanding. If the market price of the Company's Common Stock declines after the Reverse Split, the percentage decline as an absolute number and as a percentage of the Company's overall capitalization may be greater than would occur in the absence of a Reverse Split.

POTENTIAL EFFECTS OF THE REVERSE SPLIT

Common stock. For each holder of Common Stock, the number of shares held will be reduced by the Reverse Split as follows: the number of shares held before the Reverse Split will be divided by 200, and if the result has a fractional component, the result will be rounded up to the next whole number. By way of example, a shareholder who owned 200,100 shares of Common Stock before the Reverse Split would own 1,001 shares after the Reverse Split, since 200,100 divided by 200 equals 1,000.5, which would be rounded up to 1,001. If, by way of example only, the stock were trading at $0.005 per share immediately before the Reverse Split, the value of the 200,100 shares would be $1,000.50. Upon the Reverse Split, the stock price would automatically be adjusted to $1.00 per share, and the value of the 1,001 shares would be $1,001. The $0.50 gain would result from the rounding up. However, as noted above under “Potential Risks of the Reverse Split,” there is no assurance that the stock will maintain its initial price after the Reverse Split. The rounding up of fractional shares is expected to result in a small increase in the ownership percentage of the common shareholders with a corresponding decrease in the ownership percentage of the preferred shareholders. This change is not expected to be material.

Preferred Stock. For each holder of Convertible Preferred Stock, the number of shares held will be unchanged by the Reverse Split. However, the conversion rights will be amended so that the number of shares of Common Stock to which the holder of Convertible Preferred Stock would be entitled to upon conversion will be reduced by a factor of 200 from 400:1 to 2:1. By way of example, a shareholder with 1,000 shares of Convertible Preferred Stock who converted these shares at 400:1 into 400,000 shares of Common Stock prior to the Reverse Split would own 2,000 shares of Common Stock after the Reverse Split. If the shareholder did not convert prior to the Reverse Split but converted after the Reverse Split, the 1,000 shares would convert at 2:1 and the shareholder would then own 2,000 shares of Common Stock. Thus, apart from the rounding of fractional shares, the impact of the Reverse Split is the same for holders of Preferred Stock and holders of Common Stock.

Accounting Matters. The Reverse Split will not affect the par value of the Company's Common Stock. As a result, on the effective date of the Reverse Split, the stated par value capital on the Company's balance sheet attributable to Common Stock would be reduced from its present amount by a fraction that equals one divided by 200, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value per share will be increased because there will be fewer shares.

Effect on Authorized and Outstanding Shares. Based on the stockholdings on February 20, 2007, there will be approximately 200,000,000 shares of Common Stock issued and outstanding. As a result of the Reverse Split, the number of shares of capital stock issued and outstanding will be reduced to the number of shares of capital stock issued and outstanding immediately prior to the effectiveness of the Reverse Split, divided by two hundred (200), rounding up any fractional shares.

As stated above there will be no change in the number of issued and outstanding shares of Convertible Preferred Stock. There will be 20,000,000 such shares authorized, 19,825,000 issued and outstanding before and after the reverse split. However, the conversion rights will be amended from 1:400 to 1:2 as set out above. There will be no change to the number of authorized shares of Common Stock or Convertible Preferred Stock as a result of the Reverse Split.

With the exception of the number of shares issued and outstanding, the rights and preferences of the shares of capital stock prior and subsequent to the Reverse Split will remain the same. It is not anticipated that the Company's financial condition, the percentage ownership of management, the number of shareholders, or any aspect of the Company's business would materially change, solely as a result of the Reverse Split. The Reverse Split will be effectuated simultaneously for all of the Company's Common Stock and the exchange ratio will be the same for all shares of the Company's Common Stock. The Reverse Split will affect all of our shareholders uniformly and will not affect any shareholder's percentage ownership interests in the Company or proportionate voting power, except to the extent caused by rounding up fractional shares. The Reverse Split will not alter the respective voting rights and other rights of shareholders.

The Company will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company's Common Stock is currently registered under Section 12(g) of the Exchange Act and as a result, is subject to periodic reporting and other requirements. The proposed Reverse Split will not affect the registration of the Company's Common Stock under the Exchange Act. The Reverse Split is not intended as, and will not have the effect of, a "going private transaction" covered by Rule 13e-3 under the Exchange Act.

EFFECTIVENESS OF THE REVERSE SPLIT

The Reverse Split will become effective after the filing with the Secretary of State of the State of Delaware of the Restated Certificate of Incorporation (attached hereto as Exhibit "A"). It is expected that such filing will take place on or about the date that is 20 calendar days after the mailing of this Information Statement.

STOCK CERTIFICATES

Following the Reverse Split, the share certificates you now hold will continue to be valid. In the future, new share certificates will contain a legend reflecting the reverse split, but this in no way will affect the validity of your current share certificates. It will not be necessary for stockholders to exchange their old certificates. However, after the effective date of the Reverse Split, those stockholders who wish to obtain new certificates should contact the transfer agent, Interwest Transfer Company, Attn: Ms. Gayle Terry, 1981 East Murray Holladay Road, Suite 100, P.O. Box 17136, Salt Lake City, UT 84117.

TAX IMPACT OF THE REVERSE SPLIT

The following discussion summarizing material federal income tax consequences of the Reverse Split is based on the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices in effect on the date this Information Statement was first mailed to shareholders. This discussion does not discuss consequences that may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers, or insurance companies). Stockholders should consult their own tax advisors to determine the particular consequences to them.

The receipt of the Common Stock following the effective date of the Reverse Split, solely in exchange for the Common Stock held prior to the Reverse Split, will not generally result in a recognition of gain or loss to the shareholders. Although the issue is not free from doubt, additional shares received in lieu of fractional shares, including shares received as a result of the rounding up of fractional ownership, should be treated in the same manner. The adjusted tax basis of a shareholder in the Common Stock received after the Reverse Split will be the same as the adjusted tax basis of the Common Stock held prior to the Reverse Split exchanged therefor, and the holding period of the Common Stock received after the Reverse Split will include the holding period of the Common Stock held prior to the Reverse Split exchanged therefor.

No gain or loss will be recognized by the Company as a result of the Reverse Split. The Company's views regarding the tax consequences of the Reverse Split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts would accept the positions expressed above.

THIS SUMMARY IS NOT INTENDED AS TAX ADVICE TO ANY PARTICULAR PERSON. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY ASSUMES THAT THE SHARES OF COMMON STOCK ARE HELD AS "CAPITAL ASSETS" AS DEFINED IN THE CODE, AND DOES NOT CONSIDER THE FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY'S SHAREHOLDERS IN LIGHT OF THEIR INDIVIDUAL INVESTMENT CIRCUMSTANCES OR TO HOLDERS WHO MAY BE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS (SUCH AS DEALERS IN SECURITIES, INSURANCE COMPANIES, FOREIGN INDIVIDUALS AND ENTITIES, FINANCIAL INSTITUTIONS AND TAX EXEMPT ENTITIES). IN ADDITION, THIS SUMMARY DOES NOT ADDRESS ANY CONSEQUENCES OF THE REVERSE SPLIT UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS. THE STATE AND LOCAL TAX CONSEQUENCES OF THE REVERS SPLIT MAY VARY AS TO EACH STOCKHOLDER DEPENDING ON THE STATE IN WHICH SUCH STOCKHOLDER RESIDES. AS A RESULT, IT IS THE RESPONSIBILITY OF EACH SHAREHOLDER TO OBTAIN AND RELY ON ADVICE FROM HIS, HER OR ITS TAX ADVISOR AS TO, BUT NOT LIMITED TO, THE FOLLOWING: (A) THE EFFECT ON HIS, HER OR ITS TAX SITUATION OF THE REVERSE SPLIT, INCLUDING, BUT NOT LIMITED TO, THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS; (B) THE EFFECT OF POSSIBLE FUTURE LEGISLATION OR REGULATIONS; AND (C) THE REPORTING OF INFORMATION REQUIRED IN CONNECTION WITH THE REVERSE SPLIT ON HIS, HER OR ITS OWN TAX RETURNS. IT WILL BE THE RESPONSIBILITY OF EACH SHAREHOLDER TO PREPARE AND FILE ALL APPROPRIATE FEDERAL, STATE AND LOCAL TAX RETURNS.

APPROVAL BY PREFERRED SHAREHOLDERS

Under Delaware General Corporation Law, the reverse split proposal must be approved in writing by the holders of at least a majority of the outstanding voting stock of the Company’s preferred shareholders. The following shareholders holding preferred stock signed a written consent approving the reverse split and collectively represent 71.9% (14,371,250) of the 20,000,000 voting preferred stock of the Company:

The Nutmeg Group	Gary G. & Tricia D. Tschirhart
The Gale Trust	Kristi L. Hobbs
Gilbert R. Kaats	Samuel C. & Patti L. Keith
Lori A. Dawson	Roger W. and Julie K. Marshall

APPROVAL BY COMMON SHAREHOLDERS

Under Delaware General Corporation Law, the reverse split proposal must also be approved in writing by the holders of at least a majority of the outstanding voting stock of the Company’s common shareholders. A total of 51.2% of the common shareholders have provided consent for the reverse split, which included the only shareholder (Gilbert R. and Shirlie Kaats) with more than 5% of the common stock (10,368,694—5.2%), shares that were purchased in the open market, almost all of which were purchased prior to the merger.

The Reverse split proposal, therefore, has been approved by both classes of the stockholders of the Company, and the split will become effective 20 days after the mailing of this Information Statement to our stockholders.

Since the Reverse split proposal already has been approved, you are not required to take any action at this time; however, at your option, you may submit a written consent to the Reverse split proposal. This information statement is your notice that the proposal concerning the reverse split proposal has been approved and you will receive no further notice when the change becomes effective.

The Proposed Amendment, therefore, has been approved by the stockholders of the Company, and the Reverse Split will become effective after the filing with the Secretary of State of the State of Delaware of the Amendment to the Certificate of Incorporation, which is attached hereto as Exhibit "A". It is expected that such filing will take place on or about March 12, 2007, the date that is 20 calendar days after the mailing of this Information Statement.

Because the Proposed Amendment already has been approved, you are not required to take any action at this time; however, at your option, you may submit a written consent to the Proposed Amendment. This information statement is your notice that the proposal concerning the Reverse Split has been approved; you will receive no further notice when the change becomes effective.

OUTSTANDING VOTING SECURITIES

At the close of business on February 20, 2007, there were 200,000,000 shares of Common Stock and 19,825,000 shares of Convertible Preferred Stock issued and outstanding. These constitute the only voting securities of the Company. At any meeting of shareholders, each shareholder is entitled to cast one vote for each share of Common Stock held by the shareholder and one vote for each share of Common Stock that the shareholder would hold if all shares of Convertible Preferred Stock held by the shareholder were converted to Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Set out below is the ownership, as of February 20, 2007, of our Preferred and Common Stock by each person known by us to be the beneficial owner of more than 5% of our outstanding Common Stock and the shares owned by our directors and executive officers as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control of the Company.

SECURITY OWNERSHIP OF CERTAIN OWNERS
Name and Address of Beneficial Owners	Shares Beneficially Owned (1)		Percent of Total Combined Votes

Gilbert R. Kaats - Director, CEO and President	2,760,750,000	Convertible Preferred Stock (1)	34.0%
4940 Broadway, San Antonio, TX 78209	11,000,000	Common Stock
	2,771,750,000	Total Shares

Samuel C. Keith, Director	200,000,000	Convertible Preferred Stock (1)	2.5%
813 Eventide, San Antonio, TX 78209	2,500,000	Common Stock
	202,500,000	Total Shares

The Gale Trust	2,082,750,000	Convertible Preferred Stock (1)	25.5%
3346 Commercial Ave., Northbrook, IL 60062

Ovidio Pugnale, Director	--		0.0%
2140 Hidden Woods Blvd., Beaver Creek, OH 45431

Shirlie Kaats - Wife of Gil Kaats	500,000,000	Convertible Preferred Stock (1)	6.1%
4940 Broadway, San Antonio, TX 78209

Directors and Officers as a Group	2,960,750,000	Convertible Preferred Stock (1)	36.4%
	13,500,000	Common Stock
	2,974,250,000	Total Shares

(1)
The beneficial owner of the shares exercise sole voting and investment powers. Represents ownership of Class-A Convertible Preferred Stock of which 8,000,000,000 shares are currently outstanding. Each share of Class-A Convertible Preferred Stock is convertible into four hundred (400) shares of common stock and currently votes on an "as converted" basis with the shares of common stock on all matters, including voting on the election of directors

No Opposition to the Proposed Amendment. Except as set forth above, no director or officer of the Company or nominee for election as a director of the Company or associate of any director or officer of the Company has a substantial interest in the Proposed Amendment. No director of the Company has informed the Company in writing that such director intends to oppose the adoption of the Proposed Amendment. No security holder entitled to vote at a meeting or by written consent has submitted to the Company any proposal.

By Order of the Board of Directors

/s/ Gilbert R. Kaats, Ph.D.
  Gilbert R. Kaats, Ph.D.
  Chairman, CEO and President

EXHIBIT A

RESTATED CERTIFICATE OF INCORPORATION OF:

Integrative Health Technologies, Inc. (fka Senticore Inc., and Hojo Holdings, Inc.)

The undersigned, for the purpose of operating a corporation under the laws of the State of Delaware originally formed as Hojo Holdings, subsequently renamed Senticore, Inc. and, as of July 18, 2006 renamed Integrative Health Technologies, Inc. does hereby restate the Certificate of Incorporation of the corporation pursuant to Section 245 of the Delaware General Corporation Law as follows:

ARTICLE ONE - NAME AND MAILING ADDRESS

The name of the corporation is Integrative Health Technologies, Inc. and the mailing address of this corporation is 4940 Broadway, Suite 201, San Antonio, TX. 78209. The corporation has been authorized to conduct business in the State of Texas and will take whatever steps are necessary to maintain this authorization.

ARTICLE TWO - CORPORATE DURATION

The duration of the corporation is perpetual.

ARTICLE THREE - PURPOSE

This corporation is organized to engage in any trade or business that is lawful for a public operating company listed on the OTC.BB exchange and that, in the opinion of the board of directors of the corporation, is related to the healthcare or nutritional industries. A resolution of the board of directors stating that a trade or business is related to the healthcare or nutritional industries shall be conclusive evidence that such trade or business is so related.

ARTICLE FOUR - CAPITAL STOCK

The aggregate number of shares which the corporation is authorized to issue is 200,000,000 shares of a single class of common stock having a par value of $0.001 per share and 20,000,000 shares of a single class of preferred stock having a par value of $0.001 per share. Pending the completion of the reverse split described below, each share of preferred stock is convertible at the option of its holder to 400 shares of common stock. As of the Effective Date of the reverse split described below, the preceding sentence shall be amended to read “Each share of preferred stock is convertible at the option of its holder to 2 shares of common stock.”

There shall be a “Reverse Stock Split” on the Effective Date (as defined below) as follows: Each share of Common Stock, par value $.001 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Date shall be converted on the Effective Date into one-two hundredth (1/200th) of a share of Common Stock, par value $.001 per share (the “New Common Stock”). The Corporation shall not issue fractional shares in conjunction with the Reverse Stock Split. Any fractional share resulting from such change will be rounded upward to the next higher whole share of New Common Stock as follows: Immediately prior to the Effective Date, each outstanding stock certificate represented one or more shares of Old Common Stock shall thereafter, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of New Common Stock determined by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Date by one-two hundredth (1/200th) and rounding such number up to the nearest whole number. At their election and payment of associated fees, each holder of Old Common Stock shall be entitled to receive a certificate representing the number of whole shares of New Common Stock into which such Old Common Stock is reclassified.

“Effective Date” means the date on which the Reverse Stock Split is declared effective by NASDAQ.

ARTICLE FIVE - REGISTERED OFFICE AND AGENT

The street address of the current registered office of the corporation is 4940 Broadway, Suite 201 San Antonio, TX and the name of its initial registered agent at such address, is Todd Prins, Esq.

ARTICLE SIX - DIRECTORS

The number of directors constituting the board of directors of the corporation is four. The number of directors may be either increased or decreased from time to time by the Bylaws, but shall never be less than one (1). The name and address of each person currently serving as members of the board of directors are: Gilbert R. Kaats, Chairman; Shirlie Kaats, Samuel C. Keith, and Ovidio Pugnale. The address for all directors is 4940 Broadway, Suite 201, San Antonio, TX, 78209.

ARTICLE SEVEN - INCORPORATORS

The name and address of the person signing these Articles of Incorporation is: Gilbert R. Kaats, Chairman, 4940 Broadway, Suite 201, San Antonio, TX, 78209.

ARTICLE EIGHT - INDEMNIFICATION

The corporation shall indemnify any officer or director, or any former officer or director, to the fullest extent permitted by law.

ARTICLE NINE - AMENDMENT

This corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, or any amendment thereto, and any right conferred upon the shareholders is subject to this reservation.

Dated: November 15, 2006.

The undersigned being the President and Chief Executive Officer of the corporation hereby acknowledges that the forgoing is a true and correct copy of the Restated Certificate of Incorporation of Integrative Health Technologies, Inc., and it is the act and deed of the corporation, duly adopted by the shareholders and the Board of Directors of the corporation on October 10, 2006, and the facts stated therein are true.

INTEGRATIVE HEALTH TECHNOLOGIES, INC.

By_______________________________________
Gilbert R. Kaats
President and CEO

Notary Public of Texas